Filed Pursuant to Rule 424(b)(5)
Registration No. 333-229818

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

4.750% Notes due 2030	$500,000,000	99.479%	$497,395,000	$64,562

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To prospectus dated February 22, 2019)

$500,000,000

AutoNation, Inc.

4.750% Senior Notes due 2030

We are offering $500,000,000 aggregate principal amount of 4.750% Senior Notes due 2030 (the “notes”). Interest on the notes will be payable on June 1 and December 1 of each year, beginning on December 1, 2020. The interest rate payable on the notes will be subject to adjustment based on certain rating events. See “Description of the Notes—Interest Rate Adjustment Based on Certain Rating Events.”

The notes will mature on June 1, 2030. We may redeem some or all of the notes at any time prior to their applicable maturity date at the applicable redemption price described in this prospectus supplement, plus accrued and unpaid interest to, but not including, the date of redemption. If a change of control as described in this prospectus supplement under the heading “Description of the Notes—Repurchase Upon Change of Control Repurchase Event” occurs, we will be required to offer to purchase the notes from the holders under certain circumstances.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior and unsecured indebtedness and senior in right of payment to any subordinated indebtedness. The notes will be effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the value of assets securing such indebtedness and structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries. See “Description of the Notes—Ranking.” The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

You should read this prospectus supplement, together with the accompanying prospectus, carefully before you invest in our securities. Investing in our securities involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 4 of the accompanying prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

	Per note	Total
Public offering price (1)	99.479%	$497,395,000
Underwriting discount	0.650%	$3,250,000
Proceeds, before expenses, to us (1)	98.829%	$494,145,000

(1)	Plus accrued interest from May 22, 2020, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about May 22, 2020 (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Such purchasers should consult their own advisors in this regard.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	SunTrust Robinson Humphrey	Wells Fargo Securities
Mizuho Securities US Bancorp

Senior Co-Managers

Citizens Capital Markets	PNC Capital Markets LLC

Co-Manager

TD Securities

The date of this prospectus supplement is May 19, 2020.

Prospectus

Prospectus Supplement

None of us or the underwriters have authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any time subsequent to the date of such information.

S-i

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, included or incorporated by reference herein, are, or may be deemed to be, forward-looking statements. Words such as “anticipate,” “expect,” “intend,” “goal,” “plan,” “believe,” “continue,” “may,” “will,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements regarding the impact of the COVID-19 pandemic on our business, results of operations, and financial condition, the actions we are taking in response to the COVID-19 pandemic, our strategic initiatives, partnerships, or investments, including our brand extension strategies, and other statements regarding our expectations for the future performance of our business and the automotive retail industry, constitute forward-looking statements.

We intend for our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we set forth this statement in order to comply with such safe harbor provisions. Our forward-looking statements reflect our current expectations concerning future results and events, and they involve known and unknown risks, uncertainties, and other factors that are difficult to predict and may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by these statements. The risks, uncertainties, and other factors that our stockholders and prospective investors should consider include, but are not limited to, the following:

•

The COVID-19 pandemic has had a significant adverse impact, and could continue to have a significant adverse impact, on our business, results of operations, and financial condition going forward. Future epidemics, pandemics, and other outbreaks could also have a significant adverse impact on our business, results of operations, and financial condition.

•

The automotive retail industry is sensitive to changing economic conditions and various other factors, including, but not limited to, fuel prices, interest rates, and tariffs. Our business and results of operations are substantially dependent on new and used vehicle sales levels in the United States and in our particular geographic markets, as well as the gross profit margins that we can achieve on our sales of vehicles, all of which are very difficult to predict.

•	Our new vehicle sales are impacted by the incentive, marketing, and other programs of vehicle manufacturers.

•	We are dependent upon the success and continued financial viability of the vehicle manufacturers and distributors with which we hold franchises.

•

We are investing significantly in our brand extension strategy, and if our strategic initiatives are not successful, we will have incurred significant expenses without the benefit of improved financial results.

•

If we are not able to maintain and enhance our retail brands and reputation or to attract consumers to our own digital channels, or if events occur that damage our retail brands, reputation, or sales channels, our business and financial results may be harmed.

•

New laws, regulations, or governmental policies regarding fuel economy and greenhouse gas emission standards, or changes to existing standards, may affect vehicle manufacturers’ ability to produce cost-effective vehicles or vehicles that consumers demand, which could adversely impact our business, results of operations, financial condition, cash flow, and prospects.

S-ii

•	Natural disasters and adverse weather events can disrupt our business.

•

We are subject to restrictions imposed by, and significant influence from, vehicle manufacturers that may adversely impact our business, financial condition, results of operations, cash flows, and prospects, including our ability to acquire additional stores.

•

We are subject to numerous legal and administrative proceedings, which, if the outcomes are adverse to us, could materially adversely affect our business, results of operations, financial condition, cash flows, and prospects.

•

Our operations are subject to extensive governmental laws and regulations. If we are found to be in purported violation of or subject to liabilities under any of these laws or regulations, or if new laws or regulations are enacted that adversely affect our operations, our business, operating results, and prospects could suffer.

•	A failure of our information systems or any security breach or unauthorized disclosure of confidential information could have a material adverse effect on our business.

•

Our debt agreements contain certain financial ratios and other restrictions on our ability to conduct our business, and our substantial indebtedness could adversely affect our financial condition and operations and prevent us from fulfilling our debt service obligations.

•

We are subject to interest rate risk in connection with our vehicle floorplan payables, revolving credit facility and commercial paper program that could have a material adverse effect on our profitability.

•

Goodwill and other intangible assets comprise a significant portion of our total assets. We must test our goodwill and other intangible assets for impairment at least annually, which could result in a material, non-cash write-down of goodwill or franchise rights and could have a material adverse impact on our results of operations and shareholders’ equity.

•

Our minority equity investments do not have readily determinable fair values, and their fair values are subject to fluctuations based on observable price changes. These fluctuations could result in downward adjustments or require us to record impairments, both of which could adversely impact our results of operations and financial condition.

•

Our largest stockholders, as a result of their ownership stakes in us, may have the ability to exert substantial influence over actions to be taken or approved by our stockholders. In addition, future share repurchases and fluctuations in the levels of ownership of our largest stockholders could impact the volume of trading, liquidity, and market price of our common stock.

Please refer to our most recent Annual Report on Form 10-K and to our subsequent filings with the Securities and Exchange Commission (the “SEC”) for additional discussion of the foregoing risks. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

S-iii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the accompanying prospectus dated February 22, 2019, which is part of our Registration Statement on Form S-3, as amended (Registration No. 333-229818), which gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add to, update, or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as any free writing prospectus that is filed, including the term sheet for the notes we are offering, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find Additional Information.”

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting (Conflicts of Interest).”

For convenience, the terms “AutoNation,” “the Company,” “we,” “us,” and “our” are used in this prospectus supplement and the accompanying prospectus to refer to AutoNation, Inc. and its subsidiaries, unless otherwise indicated or the context otherwise requires. Our store operations are conducted by our subsidiaries.

S-iv

NON-GAAP FINANCIAL MEASURES

We have included financial measures of adjusted EBITDA in this prospectus supplement, which is a “non-GAAP financial measure” as defined under the rules of the SEC. We define adjusted EBITDA as net income before interest (other than floorplan interest expense), income tax expense (benefit), depreciation and amortization expense, goodwill impairments, and franchise rights impairments. Adjusted EBITDA is not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is a performance measure that is used by our management, and we believe it is commonly reported and widely used by investors and other interested parties to evaluate a company’s operating performance on a consistent basis after removing the impact of capital structure, asset base, items beyond the control of management (such as income taxes), and certain other items.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect, among other things:

•	our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital needs;

•	the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	any cash income taxes that we may be required to pay;

•	Assets are depreciated or amortized over estimated useful lives and often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Adjusted EBITDA does not adjust for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the operation and growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA as a supplement.

In evaluating adjusted EBITDA, you should be aware that in the future we may incur expenses similar to those for which adjustments are made in calculating adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA does not reflect the impact of certain items that we consider to be indicative of our ability to service our debt over the period such debt is expected to remain outstanding.

The non-GAAP measure of adjusted EBITDA used in this prospectus supplement may be different from similarly titled measures used by other companies, limiting their usefulness as comparable measures. This non-GAAP financial measure should not be considered as an alternative to net income or as an indicator of operating performance or liquidity.

See footnote (1) to the summary consolidated financial information under “Prospectus Supplement Summary—Summary Consolidated Financial Information” for an unaudited reconciliation of adjusted EBITDA to net income.

S-v

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our filings are available to the public from the website maintained by the SEC at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “AN.” Our reports, proxy statements, and other information can also be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus. Information that we file subsequent to the date of this prospectus supplement with the SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the initial filing of this prospectus supplement and prior to the time that we sell all of the securities offered by this prospectus supplement and the accompanying prospectus:

•

our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 18, 2020, including the information specifically incorporated by reference therein from the Company’s Definitive Proxy Statement on Schedule 14A, filed on March 11, 2020;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2020, filed on May 11, 2020; and

•	our Current Reports on Form 8-K filed on February 7, 2020 (Item 5.02 only), March 2, 2020, March 26, 2020, April 3, 2020, April 13, 2020, and April 23, 2020.

We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in this filing or any future filings, unless specifically stated otherwise. You may obtain copies, without charge, of documents incorporated by reference in this prospectus supplement and the accompanying prospectus, by requesting them orally or in writing. To receive any such copy, call or write:

AutoNation, Inc.

200 SW 1st Ave

Fort Lauderdale, FL 33301

Attention: Legal Department

Telephone: (954) 769-6000

Our website is located at www.autonation.com, and our Investor Relations website is located at investors.autonation.com. The information on or accessible through our websites and social media channels is not incorporated by reference into this prospectus supplement or the accompanying prospectus or our other securities filings other than as specifically provided above. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act, are available, free of charge, on our Investor Relations website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase the notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus, and the documents that we have filed with the SEC that are incorporated by reference herein.

Our Company

AutoNation, Inc., through its subsidiaries, is the largest automotive retailer in the United States. As of March 31, 2020, we owned and operated 317 new vehicle franchises from 231 stores located in the United States, predominantly in major metropolitan markets in the Sunbelt region. Our stores, which we believe include some of the most recognizable and well-known in our key markets, sell 32 different new vehicle brands. The core brands of new vehicles that we sell, representing approximately 89% of the new vehicles that we sold during the three months ended March 31, 2020, are manufactured by Toyota (including Lexus), Honda, General Motors, Ford, FCA US, Mercedes-Benz, BMW, and Volkswagen (including Audi and Porsche). As of March 31, 2020, we also owned and operated 81 AutoNation branded collision centers, 5 AutoNation USA stores, 4 automotive auction operations, and 16 parts distribution centers.

We offer a diversified range of automotive products and services, including new vehicles, used vehicles, “parts and service,” which includes automotive repair and maintenance services as well as wholesale parts and collision businesses, and automotive “finance and insurance” products, which include vehicle service and other protection products, as well as the arranging of financing for vehicle purchases through third-party finance sources.

We were incorporated in Delaware in 1991. Our principal executive offices are located at 200 SW 1st Ave., Fort Lauderdale, FL 33301, and our telephone number at that address is (954) 769-6000. We maintain a website at www.autonation.com. Information contained in or accessed through our website and social media channels does not constitute a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

On May 11, 2020, we announced our earnings for the quarter ended March 31, 2020 and provided an update on certain operating data for the month ended April 30, 2020. The COVID-19 pandemic severely impacted our operations for early April 2020 and, accordingly, is expected to significantly adversely impact our revenue and results of operations for April 2020 and the second quarter of 2020, as well as full-year 2020 U.S. industry new and used vehicle unit sales. However, the operating data for late April 2020 showed improvements compared to early April 2020.

•

We experienced strengthening sales in late April 2020, with same store new and used vehicle retail unit sales down 19% during the final 10 days compared to down 52% during the first 10 days, resulting in the full month of April down 37%, based on a year-over-year comparison of delivered units on a like-for-like day of the week basis. The like-for-like day of the week basis is used by our management for inter-month performance tracking and may differ from reported amounts that are calendar-based in accordance with GAAP.

•

Our same store customer-pay service repair orders were down approximately 30% at the end of April 2020, compared to down approximately 50% at the beginning of April 2020, based on a year-over-year comparison of same store customer-pay service repair orders on a like-for-like day of the week basis as described above.

•	As of May 8, 2020, we had in excess of $1.4 billion of liquidity, including over $750 million of cash and approximately $650 million of availability under our revolving credit facility.

Our financial statements as of and for the month ended April 30, 2020, or for any period after March 31, 2020, are not yet complete. We are presenting preliminary estimates of same store new and used vehicle retail unit sales and customer-pay service repair orders for the month ended April 30, 2020, and certain periods within that month, as well as certain preliminary information about our financial condition and liquidity as of May 8, 2020, in order to provide supplemental information about the expected impact of the COVID-19 pandemic on our business, results of operations, and financial condition during those periods. We have prepared these preliminary estimates based upon our internal reporting for the month ended April 30, 2020, and as of May 8, 2020, as applicable. These estimates are preliminary and unaudited and are inherently uncertain and will be subject to change when we report our financial statements as of and for the three months ended June 30, 2020. Given the timing of these estimates, we have not completed our customary financial closing and review procedures for the month ended April 30, 2020, or for any period after that date, including the completion of certain accruals and other adjustments, annual impairment tests for goodwill and other intangible assets, and management’s review of the results. We may identify other items that require material adjustments to our preliminary estimates as we close our books for the month ended April 30, 2020, and the three months ended June 30, 2020. Accordingly, these estimates should not be viewed as a substitute for full interim financial statements for the month or the quarter prepared in accordance with GAAP.

Our actual results for the three months ended June 30, 2020 could differ materially from any trends suggested by these estimates. You should exercise caution in relying on this information and should not place undue reliance on this information or draw any inferences from this information regarding financial or operating data not yet provided or available. These preliminary results are subject to the review by our Audit Committee and our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto.

Important factors that could cause our actual results to differ from our preliminary estimates are set forth under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent reports.

The Offering

Issuer	AutoNation, Inc.

Notes Offered	$500 million aggregate principal amount of the notes.

Maturity	The notes will mature on June 1, 2030.

Interest Rate	The notes will bear interest at 4.750% per annum, subject to adjustment as described in “Description of the Notes—Interest Rate Adjustment Based on Certain Rating Events.” Interest on the notes will accrue from May 22, 2020.

Interest Rate Adjustment	The interest rate payable on the notes will be subject to adjustment based on certain rating events. See “Description of the Notes—Interest Rate Adjustment Based on Certain Rating Events.”

Interest Payment Dates	Interest will be payable on the notes on June 1 and December 1 of each year, beginning on December 1, 2020.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior and unsecured indebtedness and senior in right of payment to any subordinated indebtedness. The notes will be effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the value of assets securing such indebtedness and structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries. See “Description of the Notes—Ranking.”

The assets of our subsidiaries will be subject to the prior claims of all creditors of those subsidiaries, including trade creditors. In addition, in the event that our senior secured creditors exercise remedies with respect to the collateral securing such senior secured debt, the proceeds of the liquidation of that collateral will first be applied to repay obligations secured by such liens before any such proceeds can be applied to repay any senior unsecured obligations, including the notes.

As of March 31, 2020, after giving pro forma effect to (i) the offering of the notes pursuant to this prospectus supplement and (ii) assuming the use of the net proceeds from the offering to reduce borrowings under our commercial paper program and/or the revolving credit facility under our credit agreement, we would have had approximately $6.2 billion of total indebtedness (including borrowings under our credit agreement, our floorplan financing arrangements, and our existing senior notes), of which approximately $3.7 billion would have been secured, and we would have had approximately $1.3 billion of undrawn capacity under the revolving credit facility under our credit agreement, of which we would have had the ability to borrow $815.0 million due to limitations imposed by the maximum leverage ratio covenant contained in our credit agreement.

Change of Control Repurchase Event	Upon the occurrence of a “Change of Control Repurchase Event,” as defined under “Description of the Notes—Repurchase Upon Change of Control Repurchase Event” in this prospectus supplement, we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Optional Redemption	We may redeem the notes at our option, at any time in whole, or from time to time in part, at a make-whole redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury yield plus 50 basis points, plus accrued and unpaid interest thereon to, but not including, the date of redemption;

provided, that at any time on or after March 1, 2030 (three months prior to the maturity date of the notes), we may redeem the notes, at our option, in whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the date of redemption. See “Description of the Notes—Optional Redemption.”

Covenants	We will issue the notes under an indenture with Wells Fargo Bank, N.A., as trustee. The indenture will, among other things, restrict our ability and the ability of certain of our subsidiaries to:

•	create or assume certain liens;

•	engage in sale and leaseback transactions; and

•	consolidate, merge, or transfer all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications that are described in “Description of the Notes—Covenants.”

Additional Notes	The indenture governing the notes will provide for unlimited issuances of additional notes. See “Description of the Notes—Additional Issuances.”

Book-Entry Form Only	The notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities.

Use of Proceeds	The net proceeds from the sale of the notes in this offering are estimated to be approximately $492.6 million, after deducting underwriting discounts and our estimated expenses. We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include, in the short term, reducing borrowings under our commercial paper program and/or the revolving credit facility under our credit agreement and, in the longer term, repaying our 3.350% notes due 2021 (the “2021 notes”). See “Use of Proceeds.”

Conflicts of Interest	Affiliates of certain of the underwriters act as agents and/or lenders under our revolving credit facility and may receive a portion of the net proceeds of this offering in connection with the reduction of borrowings under our revolving credit facility. Accordingly, this offering will be conducted in compliance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA). See “Underwriting (Conflicts of Interest).”

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in the notes.

Summary Consolidated Financial Information

The following table sets forth our summary consolidated financial information as of and for the three months ended March 31, 2020 and 2019, and the years ended December 31, 2019, 2018, 2017, 2016, and 2015. The selected consolidated data for the years ended December 31, 2019, 2018, 2017, 2016, and 2015 is derived from our audited annual consolidated financial statements. The selected consolidated financial data for the three months ended March 31, 2020 and 2019 is derived from our unaudited condensed consolidated financial statements contained in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and 2019 (the “Form 10-Qs”) filed with the SEC on May 11, 2020 and April 26, 2019, respectively. Such financial information has been prepared on a basis consistent with our audited annual financial information and, in the opinion of management, the unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. Historical results are not necessarily indicative of future performance or results of operations, and results for any interim period are not necessarily indicative of the results that may be expected for a full year. You should read the following summary consolidated financial information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Form 10-K”) filed with the SEC on February 18, 2020 and our Form 10-Qs, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where you Can Find Additional Information.”

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
(in millions)	(unaudited)
Consolidated Statements of Operations Data:
Revenue	$4,667.0	$4,981.8	$21,335.7	$21,412.8	$21,534.6	$21,609.0	$20,862.0
Income (loss) from continuing operations before income taxes	$(271.2)	$126.1	$612.6	$529.4	$636.5	$702.3	$722.7
Net income (loss)	$(232.3)	$92.0	$450.0	$396.0	$434.6	$430.5	$442.6
Consolidated Balance Sheets Data:
Total assets	$10,552.4	$10,914.3	$10,543.3	$10,665.1	$10,271.5	$10,060.0	$9,548.2
Long-term debt, net of current maturities	$2,076.4	$1,575.9	$1,578.5	$1,926.2	$1,959.2	$1,611.1	$1,745.3
Shareholders’ equity	$2,846.9	$2,785.8	$3,162.1	$2,716.0	$2,369.3	$2,310.3	$2,349.3
Other Data:
Adjusted EBITDA (1)	$176.0	$197.7	$908.1	$822.1	$913.9	$958.9	$955.2

(1)

We define adjusted EBITDA as net income before interest (other than floorplan interest expense), income tax expense (benefit), depreciation and amortization expense, goodwill impairments, and franchise rights impairments. See “Non-GAAP Financial Measures” for the discussion of our use of adjusted EBITDA.

The following table sets forth a reconciliation of net income (loss) to adjusted EBITDA:

	Three Months Ended March 31,		Years Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
(in millions)	(unaudited)
Net income (loss)	$(232.3)	$92.0	$450.0	$396.0	$434.6	$430.5	$442.6
Income tax provision (benefit)	(39.0)	34.0	161.8	133.5	201.5	270.6	279.0
Depreciation and amortization	48.1	44.1	180.5	166.2	158.6	143.4	127.4
Goodwill impairment (1)	318.3	—	—	—	—	—	—
Franchise rights impairment	57.5	—	9.6	8.1	—	—	15.4
Other interest expense	23.5	27.8	106.7	119.4	120.2	115.5	90.9
Interest income	(0.1)	(0.2)	(0.5)	(1.1)	(1.0)	(1.1)	(0.1)

Adjusted EBITDA	$176.0	$197.7	$908.1	$822.1	$913.9	$958.9	$955.2

(1)

In light of the uncertainty surrounding the COVID-19 pandemic and the decrease in our market capitalization as of March 31, 2020, we recorded non-cash goodwill impairment charges during the three months ended March 31, 2020, of which $257.4 million related to our Premium Luxury reporting unit, $41.6 million related to our Collision Centers reporting unit, and $19.3 million related to our Parts Center reporting unit. See Note 6 to our unaudited condensed consolidated financial statements and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates—Goodwill” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 for more information.

RISK FACTORS

An investment in the notes involves a high degree of risk. Before deciding to purchase any notes, you should carefully consider the risks and uncertainties set forth below and the risks and uncertainties incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information included under “Risk Factors” in our Form 10-K and in other documents that we subsequently file with the SEC.

These risks and uncertainties are not the only ones facing us. There may be other risks that a prospective investor should consider that are relevant to that investor’s own particular circumstances or generally.

Risks Related to Our Business

As previously disclosed in our Form 10-Q for the quarter ended March 31, 2020, the COVID-19 pandemic has had a significant adverse impact, and could continue to have a significant adverse impact, on our business, results of operations, and financial condition going forward. Future epidemics, pandemics, and other outbreaks could also have a significant adverse impact on our business, results of operations, and financial condition.

The COVID-19 pandemic has led to severe disruptions in general economic activities as businesses and federal, state, and local governments take increasingly broad actions to mitigate the impact of the COVID-19 pandemic on public health, including a number of “shelter in place” or “stay at home” orders in the states and regions in which we operate. Although we remain open and have modified our business practices to conform to government restrictions and best practices, we have seen significant declines in new and used vehicle unit sales and sales of our finance and insurance products. In addition, our parts and service business is currently operating below full capacity in all of our locations. Our operations also depend on the continued health and productivity of our associates, including store, regional, and corporate headquarter teams, throughout this pandemic. The extent to which the COVID-19 pandemic ultimately impacts our business, results of operations, and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including the severity and duration of the COVID-19 pandemic, and further actions that may be taken by federal, state, and local governments and third parties in response to the pandemic. In addition, the success of our stores is dependent on vehicle manufacturers in several key respects, and those manufacturers have also been, and could continue to be, adversely impacted by the COVID-19 pandemic. Vehicle manufacturers may be adversely impacted by a number of factors as a result of the COVID-19 pandemic, including supply chain disruptions, rising raw material costs, delays in shipping, economic downturns, and liquidity concerns.

Further, the measures we have taken in response to the COVID-19 pandemic may not be sufficient, and our liquidity could be negatively impacted if these conditions continue for a significant period of time. As a result, we may be required to pursue additional sources of financing to obtain working capital and meet our financial obligations. Currently, the capital markets and credit markets have been disrupted by the COVID-19 pandemic and our ability to obtain any additional financing on favorable terms, or at all, is not guaranteed and largely dependent upon evolving market conditions and other factors.

Depending on the magnitude and duration of the COVID-19 pandemic, the adverse impact of the COVID-19 pandemic on our business, results of operations, financial condition, and liquidity could be material. The COVID-19 pandemic also may heighten or exacerbate many of the other risks discussed in our most recent Annual Report on Form 10-K and subsequent reports. Even after the COVID-19 pandemic has subsided, we may continue to experience significant adverse effects to our business as a result of its economic impact, including any economic recession or downturn and the impact of such a recession or downturn on unemployment levels, consumer confidence, levels of personal discretionary spending, and credit availability. Future epidemics, pandemics, and other outbreaks could have a similar adverse impact on our business, results of operations, and financial condition.

As previously disclosed in our Form 10-Q for the quarter ended March 31, 2020, our minority equity investments do not have readily determinable fair values and their fair values are subject to fluctuations based on observable price changes. These fluctuations could result in downward adjustments or require us to record impairments, both of which could adversely impact our results of operations and financial condition.

We have minor investments in equity securities that do not have readily determinable fair values. As a result, we have elected to measure these equity investments using a measurement alternative permitted by accounting standards and recorded the equity investments at cost to be subsequently adjusted for observable price changes or impairment, if any. There may be future issuances of identical or similar equity securities of the same issuers of the equity securities in which we have invested that would result in observable price changes that could result in upward or downward adjustments to our equity investments. A downward adjustment to or impairment of our equity investments could adversely impact our results of operations and financial condition.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial condition and operations and prevent us from fulfilling our debt service obligations under the notes.

As of March 31, 2020, after giving pro forma effect to (i) the offering of the notes pursuant to this prospectus supplement and (ii) assuming the use of the net proceeds from the offering to reduce borrowings under our commercial paper program and/or the revolving credit facility under our credit agreement, we would have had approximately $6.2 billion of total indebtedness (including borrowings under our credit agreement, our floorplan financing arrangements, and our existing senior notes), of which approximately $3.7 billion would have been secured, and we would have had approximately $1.3 billion of undrawn capacity under the revolving credit facility under our credit agreement, of which we would have had the ability to borrow $815.0 million due to limitations imposed by the maximum leverage ratio covenant contained in our credit agreement. Our substantial indebtedness could have important consequences. For example:

•	We may have difficulty satisfying our debt service obligations and, if we fail to comply with these requirements, an event of default could result;

•

We may be required to dedicate a substantial portion of our cash flow from operations to make required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures, acquisitions, and other general corporate activities;

•

A downgrade in our credit ratings could negatively impact the interest rate payable on our senior notes and could negatively impact our ability to issue, or the interest rates for, commercial paper notes;

•	Covenants relating to our indebtedness may limit our ability to obtain financing for working capital, capital expenditures, acquisitions, and other general corporate activities;

•	Covenants relating to our indebtedness may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	We may be more vulnerable to the impact of economic downturns and adverse developments in our business;

•	We may be placed at a competitive disadvantage against any less leveraged competitors;

•	Our variable interest rate debt will fluctuate with changing market conditions and, accordingly, our interest expense will increase if interest rates rise; and

•	An increase in our leverage ratio could negatively impact the applicable margins on interest rates charged for borrowings under our revolving credit facility.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects, and ability to satisfy our debt service obligations.

Despite our substantial indebtedness, we may still be able to incur more debt, intensifying the risks described above.

Subject to restrictions in our debt agreements, we may incur additional indebtedness, which could increase the risks associated with our already substantial indebtedness. Subject to certain limitations, we have the ability to borrow additional funds under our credit agreement. If we incur any additional indebtedness or obligations that rank equally with the notes, including trade payables, the holders of those obligations may be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution, or other winding up of us, which may reduce the amount of proceeds paid to you.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

Our ability to make scheduled payments on, or to refinance our obligations with respect to, our indebtedness, including the notes, will depend on our financial and operating performance, which in turn will be affected by general economic conditions and by financial, competitive, regulatory, and other factors beyond our control. There can be no assurance that our future cash flow will be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our debt or equity capital or engaging in asset sales. There can be no assurance that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable us to continue to satisfy our capital requirements. In addition, the terms of our existing or future franchise and framework agreements with vehicle manufacturers and our debt agreements, including the indenture and supplemental indenture that govern our existing senior notes and will govern the notes offered pursuant to this prospectus supplement and our credit agreement, may prohibit us from adopting any of these alternatives.

The notes are unsecured obligations.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness. The notes will be effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the value of assets securing such indebtedness and structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries. See “Description of the Notes—Ranking.” As of March 31, 2020, after giving pro forma effect to (i) the offering of the notes pursuant to this prospectus supplement and (ii) assuming the use of the net proceeds from the offering to reduce borrowings under our commercial paper program and/or the revolving credit facility under our credit agreement, we would have had approximately $6.2 billion of total indebtedness (including borrowings under our credit agreement, our floorplan financing arrangements, and our existing senior notes), of which approximately $3.7 billion would have been secured, and we would have had approximately $1.3 billion of undrawn capacity under the revolving credit facility under our credit agreement, of which we would have had the ability to borrow $815.0 million due to limitations imposed by the maximum leverage ratio covenant contained in our credit agreement.

We conduct substantially all of our operations through subsidiaries, and claims of holders of the notes will be structurally subordinated to all of the creditors of our subsidiaries.

We are a holding company and conduct substantially all of our operations through subsidiaries. Our subsidiaries will not guarantee the notes. As a holding company, we are dependent on distributions of funds from our subsidiaries to meet our debt service and other obligations, including the payment of principal and interest on the notes. Our subsidiaries may not generate sufficient cash from operations to enable us to make payments on our indebtedness, including the notes. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state corporate laws, other laws and regulations, and contractual restrictions. If we are unable to obtain funds from our subsidiaries as a result of restrictions under our other debt instruments, state law, or otherwise, we may not be able to pay interest or principal on the notes when due and we cannot assure you that we will be able to obtain the necessary funds from other sources.

As a result of our holding company structure, in the event of insolvency, liquidation, dissolution, reorganization, or similar proceeding of any of our subsidiaries, any creditors of each of these subsidiaries would be entitled to payment in full from that subsidiary’s assets and earnings before such assets and earnings may be distributed to us to service payments on the notes. Accordingly, the notes will be structurally subordinated to all existing and future liabilities (including trade payables) of our subsidiaries. Our subsidiaries represent substantially all of our total assets, total shareholders’ equity, total revenue, income from continuing operations before income taxes, and cash flows from operating activities.

There is no assurance that we will be able to purchase the notes upon a Change of Control Repurchase Event.

If certain change of control events occur, we may need to refinance large amounts of our debt, including the notes, our existing senior notes, the debt under our credit agreement, and our floorplan financing arrangements. Upon a Change of Control Repurchase Event, as defined in the indenture, we must offer to buy back the notes for a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. We would fund any repurchase obligation with our available cash, borrowings, sales of equity or debt, or funds provided by a new controlling person. We cannot assure you that there will be sufficient funds available for any required repurchases of the notes if a Change of Control Repurchase Event occurs. In addition, the terms of our credit agreement will limit our ability to repurchase your notes and provide that certain change of control events constitute an event of default thereunder. Our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all the notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our other debt, even if the change of control repurchase event itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the notes or that restrictions in our credit agreement would not allow such repurchases. In addition, certain corporate events, such as leveraged capitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of the Notes—Repurchase Upon a Change of Control Repurchase Event.”

Our credit ratings may not reflect all risks of your investment in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. In addition, if any of our outstanding debt that is rated is downgraded, raising capital will become more difficult for us and borrowing costs under our credit agreement and other future borrowings may increase. In addition, a downgrade in our credit ratings could negatively impact our ability to issue, or the interest rates for, our commercial paper notes. Agency ratings are not a recommendation to buy, sell, or hold any security and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

As a result of the general economic uncertainty and the impact of the COVID-19 pandemic, on April 8, 2020, S&P placed us on negative outlook. We cannot assure you that our credit ratings will not be downgraded by one or more rating agencies. In particular, the interest rate payable on the notes offered hereby is subject to adjustment depending upon the ratings assigned to the notes, as described in “Description of the Notes—Interest Rate Adjustment of the Notes Based on Certain Rating Events.”

There is currently no public market for the notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The notes are a new issue of securities and there is no existing trading market for the notes. Although the underwriters have informed us that they intend to make a market in the notes, they have no obligation to do so and may discontinue making a market in the notes at any time without notice. As a result, we cannot assure you that a liquid market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell such notes will be favorable. We cannot assure you that an active trading market will develop for the notes. We do not intend to apply for listing of the notes on any securities exchange. If a market for the notes does not develop, you may not be able to resell your notes for an extended period of time, if at all.

Moreover, if markets for the notes do develop in the future, we cannot assure you that these markets will continue indefinitely or that the notes can be sold at a price equal to or greater than their initial offering price. The market for, and market value of, the notes may be affected by a number of factors. These factors may include the level, direction, and volatility of market interest rates generally, general economic conditions of the capital markets in the United States, geopolitical conditions, and other financial, political, regulatory, and judicial events that affect the markets generally. In addition, in response to prevailing interest rates and market conditions generally, as well as our performance, the notes could trade at a price lower than their initial offering price.

Our significant shareholders may support strategies that are opposed to the interests of our noteholders or with which you disagree.

Certain of our shareholders have the power to significantly influence the results of shareholder votes and the election of our board of directors, as well as transactions involving a potential change of control. These shareholders may support strategies and directions, such as share repurchases, that are in their best interests or in the interests of our equity holders in general, but that are not in the interests of our noteholders or with which you disagree. We cannot assure you that these shareholders will not increase their ownership percentage in the future.

We may pursue acquisitions, dispositions, investments, dividends, share repurchases, and/or other corporate transactions that we believe will maximize equity returns of our shareholders but may involve risks to holders of the notes.

We regularly consider opportunities for acquisitions or dispositions of businesses or other assets and other strategic transactions. These transactions involve risks, such as risks of integration of acquired businesses and loss of cash flows and market positions of disposed businesses. Furthermore, in certain acquisitions the sellers of the acquired businesses indemnify us for certain liabilities. Such indemnities may not be sufficient to insure us against the full amount of liabilities we incur and the sellers of the acquired businesses may not be able to satisfy their indemnification obligations to us. In addition, the indenture that will govern the notes will allow us substantial flexibility to pay dividends on, or make significant repurchases of, our common stock. These transactions will be subject to the discretion of our board of directors. There can be no assurance that we will effect any of these transactions, but, if we do, risks to the holders of the notes may be increased, possibly materially.

Our debt agreements contain certain financial ratios and other restrictions on our ability to conduct our business.

The credit agreement governing our revolving credit facility, and the indenture and supplemental indentures relating to our existing senior notes contain covenants that limit the discretion of our management with respect to various business matters. These covenants place restrictions on, among other things, our ability to incur additional indebtedness, to create liens or other encumbrances, and to sell or otherwise dispose of assets and to merge or consolidate with other entities. A failure by us to comply with the obligations contained in any of our debt agreements could result in an event of default, which could permit acceleration of the related debt as well as acceleration of debt under other debt agreements that contain cross-acceleration or cross-default provisions. If any debt is accelerated, our liquid assets may not be sufficient to repay in full such indebtedness and our other indebtedness. Additionally, we have granted certain manufacturers the right to acquire, at fair market value, our automotive stores franchised by those manufacturers in specified circumstances in the event of our default under our debt agreements.

Under our credit agreement, we are required to remain in compliance with a maximum leverage ratio and a maximum capitalization ratio. If our earnings decline, we may be unable to comply with the financial ratios required by our credit agreement. In such case, we would seek an amendment or waiver of our credit agreement or consider other options, such as raising capital through an equity issuance to pay down debt. There can be no assurance that our lenders would agree to an amendment or waiver of our credit agreement or that other financing options would be available to us. In the event we obtain an amendment or waiver of our credit agreement, we would likely incur additional fees and higher interest expense.

USE OF PROCEEDS

The net proceeds from the sale of the notes in this offering will be approximately $492.6 million, after deducting underwriting discounts and our estimated expenses. We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include, in the short term, reducing borrowings under our commercial paper program and/or the revolving credit facility under our credit agreement and, in the longer term, repaying our 2021 notes.

As of March 31, 2020, we had $790.0 million in borrowings outstanding under the revolving credit facility, which matures on March 26, 2025. The interest rates and commitment fees charged for our revolving credit facility are based on our leverage ratio. Our revolving credit facility provides for a commitment fee on undrawn amounts ranging from 0.125% to 0.200% (0.175% as of March 31, 2020) and interest on borrowings at LIBOR or the base rate, in each case plus an applicable margin. The applicable margin ranges from 1.125% to 1.500% for LIBOR borrowings and 0.125% to 0.500% for base rate borrowings. As of March 31, 2020, the applicable margin for borrowings under the revolving credit facility is 1.375% with respect to LIBOR borrowings, and 0.375% with respect to base rate borrowings. At March 31, 2020, we had $140.0 million of commercial paper notes outstanding with a weighted-average annual interest rate of 3.30% and a weighted-average remaining term of 1 day. Unless earlier redeemed or repaid, the 2021 notes will mature in accordance with their terms on January 15, 2021 and bear interest at a rate of 3.350% per annum. Nothing contained in this prospectus supplement constitutes notice of redemption for the 2021 notes.

Affiliates of certain of the underwriters act as agents and/or lenders under our revolving credit facility and may receive a portion of the net proceeds of this offering in connection with the reduction of borrowings under our revolving credit facility. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2020 on an actual basis and as adjusted to give pro forma effect to the offering of the notes pursuant to this prospectus supplement and the use of the net proceeds therefrom to reduce borrowings under our commercial paper program and/or revolving credit facility. See “Use of Proceeds.”

You should read the information in this table in conjunction with the information set forth following the caption “Use of Proceeds” and our consolidated financial statements and the notes thereto, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At March 31, 2020
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents	$411.0	$411.0

Short-term debt:
Vehicle floorplan payable—trade	$2,197.2	$2,197.2
Vehicle floorplan payable—non-trade	1,485.3	1,485.3
Commercial paper	140.0	—
Current maturities of long-term debt	305.6	305.6
Long-term debt, net of current maturities(1):
Revolving credit facility	790.0	437.4
3.350% Senior Notes due 2021	300.0	300.0
3.500% Senior Notes due 2024	450.0	450.0
4.500% Senior Notes due 2025	450.0	450.0
3.800% Senior Notes due 2027	300.0	300.0
4.750% Senior Notes due 2030 offered hereby	—	500.0
Finance leases and other debt	101.2	101.2
Less: unamortized debt discounts and debt issuance costs	(9.2)	(16.6)
Less: current maturities	(305.6)	(305.6)

Total long-term debt, net of current maturities	$2,076.4	$2,216.4

Total debt	$6,204.5	$6,204.5

Shareholders’ equity:	$2,846.9	$2,846.9

Total capitalization	$9,051.4	$9,051.4

(1)	With respect to the notes, represents the principal amounts of the notes.

DESCRIPTION OF THE NOTES

The notes will be issued under a senior indenture dated as of April 14, 2010, as amended and supplemented by the supplemental indenture, to be dated as of May 22, 2020, between us and Wells Fargo Bank, N.A., as trustee (such senior indenture, as supplemented by the supplemental indenture, the “indenture”). The indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. The senior indenture is an exhibit to the registration statement of which the accompanying prospectus forms a part. The following description summarizes selected provisions of the indenture and the notes. It does not restate the indenture or the terms of the notes in their entirety. We urge you to read the forms of the indenture and the notes because the indenture and the notes, and not this description, define the rights of noteholders. Copies of the indenture and the notes are available from us upon request. See “Where You Can Find Additional Information.” In this “Description of the Notes,” the terms “Company,” “we,” “us,” “our” and similar words refer only to AutoNation, Inc. and its successors under the indenture, in each case excluding its Subsidiaries.

General

The notes:

•	will be in an initial aggregate principal amount of $500 million;

•	will be our senior unsecured obligations, ranking equally in right of payment to any existing or future senior unsecured Indebtedness of the Company;

•	will mature on June 1, 2030;

•	will be subject to earlier redemption at our option as described following the caption “—Optional Redemption”;

•	will not have the benefit of any sinking fund;

•	will not be convertible into any other security;

•	will be issued in denominations of $2,000 and in integral multiples of $1,000 in excess thereof; and

•	will be represented by registered notes in global form but in certain limited circumstances may be represented by notes in certificated form. See “—Book-entry Issuance.”

Interest

Interest on the notes will:

•	accrue at the rate of 4.750% per annum, subject to adjustment as described below under “—Interest Rate Adjustment Based on Certain Rating Events”;

•	accrue from May 22, 2020 or the most recent interest payment date on which interest was paid;

•	be payable in cash semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2020;

•	be payable to the holders of record on May 15 and November 15 immediately preceding the related interest payment date; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date or maturity date falls on a day that is not a business day, the required payment of principal or interest will be made on the next business day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of the payment on the next business day.

Interest Rate Adjustment Based on Certain Rating Events

The interest rate payable on the notes will be subject to adjustments from time to time if either Moody’s or S&P, or in either case, a Substitute Rating Agency (defined below) thereof, downgrades (or subsequently upgrades) the rating assigned to the notes, in the manner described below. Each of Moody’s, S&P and any Substitute Rating Agency is an “Interest Rate Rating Agency,” and together they are “Interest Rate Rating Agencies.”

If the rating of the notes from one or both of Moody’s or S&P (or, if applicable, any Substitute Rating Agency) is decreased to a rating set forth in either of the immediately following tables, the interest rate on the notes will increase from the interest rate set forth on the cover page of this prospectus supplement by an amount equal to the sum of the percentages per annum set forth in the following tables opposite those ratings:

Moody’s Rating*	Percentage Points
Ba1	0.25
Ba2	0.50
Ba3	0.75
B1 or below	1.00

*	Including the equivalent ratings of any Substitute Rating Agency.

S&P Rating*	Percentage Points
BB+	0.25
BB	0.50
BB-	0.75
B+ or below	1.00

*	Including the equivalent ratings of any Substitute Rating Agency.

For purposes of making adjustments to the interest rate on the notes, the following rules of interpretation will apply:

(1)

if at any time less than two Interest Rate Rating Agencies provide a rating on the notes for reasons not within our control (i) we will use commercially reasonable efforts to obtain a rating on the notes from a Substitute Rating Agency for purposes of determining any increase or decrease in the interest rate on the notes pursuant to the tables above, (ii) such Substitute Rating Agency will be substituted for the last Interest Rate Rating Agency to provide a rating on the notes but which has since ceased to provide such rating, (iii) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table, and (iv) the interest rate on the notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate set forth on the cover page of this prospectus supplement plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (iii) above) (plus any applicable percentage resulting from a decreased rating by the other Interest Rate Rating Agency);

(2)

for so long as only one Interest Rate Rating Agency provides a rating on the notes, any increase or decrease in the interest rate on the notes necessitated by a reduction or increase in the rating by that Interest Rate Rating Agency shall be twice the applicable percentage set forth in the applicable table above;

(3)

if both Interest Rate Rating Agencies cease to provide a rating of the notes for any reason, and no Substitute Rating Agency has provided a rating on the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% per annum above the interest rate on the notes prior to any such adjustment;

(4)

if Moody’s or S&P ceases to rate the notes or make a rating of the notes publicly available for reasons within our control, we will not be entitled to obtain a rating from a Substitute Rating Agency, and the increase or decrease in the interest rate on the notes shall be determined in the manner described above as if either only one or no Interest Rate Rating Agency provides a rating on the notes, as the case may be;

(5)

each interest rate adjustment required by any decrease or increase in a rating as set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency), shall be made independently of (and in addition to) any and all other interest rate adjustments occasioned by the action of the other Interest Rate Rating Agency;

(6)

in no event will (i) the interest rate on the notes be reduced to below the interest rate on the notes prior to any adjustment or (ii) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their initial issuance; and

(7)	subject to clauses (3) and (4) above, no adjustment in the interest rate on the notes shall be made solely as a result of an Interest Rate Rating Agency ceasing to provide a rating of the notes.

If at any time the interest rate on the notes has been adjusted upward and either of the Interest Rate Rating Agencies subsequently increases its rating of the notes, the interest rate on the notes will again be adjusted (and decreased, if appropriate) such that the interest rate on the notes equals the interest rate on the notes prior to any such adjustment plus (if applicable) an amount equal to the sum of the percentages per annum set forth opposite the ratings in the tables above with respect to the ratings assigned to the notes (or deemed assigned) at that time, all calculated in accordance with the rules of interpretation set forth above. If Moody’s or any Substitute Rating Agency subsequently increases its rating on the notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on the notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the interest rate on the notes will be decreased to the interest rate on the notes prior to any adjustments made pursuant to this section.

Any interest rate increase or decrease described above will take effect from the first day of the interest period following the period in which a rating change occurs requiring an adjustment in the interest rate. If either Interest Rate Rating Agency changes its rating of the notes more than once during any particular interest period, the last such change by such Interest Rate Rating Agency to occur will control in the event of a conflict for purposes of any increase or decrease in the interest rate.

The interest rate on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either Interest Rate Rating Agency) if the notes become rated “Baa1” or higher by Moody’s (or its equivalent if with respect to any Substitute Rating Agency) and “BBB+” or higher by S&P (or its equivalent if with respect to any Substitute Rating Agency), in each case with a stable or positive outlook.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (pursuant to a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

The Trustee shall not be responsible for and makes no representation as to any act or omission of any rating agency or any rating with respect to the notes or the selection of a Substitute Rating Agency. The Trustee shall have no obligation to independently determine or verify if any event has occurred or notify the holders of any event dependent upon the rating of the notes, or if the rating on the notes has been changed, suspended or withdrawn by any rating agency.

Ranking

The notes will be unsecured senior obligations of the Company, and the Indebtedness represented by the notes and the payment of principal of and interest on the notes will rank equally in right of payment with all other existing and future unsubordinated unsecured Indebtedness of the Company and senior in right of payment to any subordinated Indebtedness of the Company. In the event that our senior secured creditors exercise remedies with respect to the collateral securing such senior secured debt, the proceeds of the liquidation of that collateral will first be applied to repay obligations secured by such liens before any such proceeds can be applied to repay any senior unsecured obligations, including the notes. The notes are not guaranteed by any subsidiaries of the Company and will be structurally subordinated in right of payment to the Indebtedness and other liabilities of the subsidiaries of the Company.

Additional Issuances

We may issue additional notes, without limitation and without your consent. If we issue additional notes under the indenture, they will have the same terms and conditions as the notes in all respects (except for the payment of interest accruing prior to the issue date of the additional notes) so that the additional notes may be consolidated and form a single series with the notes issued under this prospectus supplement; provided, however, that if any additional notes are not fungible for U.S. federal income tax purposes with the notes issued under this prospectus supplement, such additional notes shall be issued under a separate CUSIP number.

Optional Redemption

We may redeem the notes, at our option, at any time prior to the Par Call Date in whole, or from time to time in part, at a make-whole redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would have been payable if the notes being redeemed matured on the Par Call Date (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points, plus accrued and unpaid interest thereon to, but not including, the date of redemption;

provided, that at any time on or after the Par Call Date, we may redeem the notes, at our option, in whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the date of redemption.

For purposes of determining the optional make-whole redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (as measured from the date of redemption) of the notes to be redeemed (assuming for this purpose that the notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations obtained by us for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, (ii) if we are unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by us, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means BofA Securities, Inc., J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. or Wells Fargo Securities, LLC, or, if such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Par Call Date” means March 1, 2030 (three months prior to the maturity date of the notes).

“Reference Treasury Dealer” means each of (i) BofA Securities, Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, and a Primary Treasury Dealer (as defined herein) selected by SunTrust Robinson Humphrey, Inc. and their respective successors; and (ii) at least one other primary U.S. government securities dealer in New York City (each, a “Primary Treasury Dealer”) selected by the Independent Investment Banker; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes to be redeemed, an average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue for the notes, expressed in each case as a percentage of its principal amount, quoted in writing to us by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding the redemption date.

“Treasury Yield” means, with respect to any redemption date applicable to the notes to be redeemed, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as of the third business day immediately preceding the redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the applicable Comparable Treasury Price for the redemption date.

The notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed by first-class mail at least 15 but not more than 60 days before the redemption date to each holder of notes subject to the redemption at its registered address. The notice of redemption will state, among other things, the amount to be redeemed. On and after the redemption date, interest will cease to accrue on any notes that are redeemed. If less than all of the notes are redeemed at any time, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems fair and appropriate, in the case of notes that are not represented by a global security. No note of $2,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original note.

No Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

Repurchase Upon Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the notes as described above under “—Optional Redemption,” the Company will be required to make an offer to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase; provided that after giving effect to the purchase, any notes that remain outstanding shall have a denomination of $2,000 and integral multiples of $1,000 above that amount.

Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the transaction that constitutes or may constitute the Change of Control, the Company will be required to mail a notice (a “Change of Control Offer”) to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

(1)	accept for payment all the notes to which the change of Control Offer relates or portions of such notes properly tendered pursuant to such Change of Control Offer;

(2)

deposit with the paying agent an amount equal to the aggregate purchase price in respect of all such notes or portions of such notes properly tendered pursuant to the applicable Change of Control Offer; and

(3)

deliver or cause to be delivered to the trustee such notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of such notes being purchased by the Company.

The trustee will promptly mail, or cause the paying agent to promptly mail, to each holder of notes properly tendered, the purchase price for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

The Company will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all notes properly tendered and not withdrawn under its offer.

The Change of Control Repurchase Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The

Change of Control Repurchase Event feature is a result of negotiations between the Company and the underwriters. As contemplated by the definition of Change of Control, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the capital structure of the Company or credit ratings of the notes. Restrictions on the ability of the Company to incur Liens (as defined herein) and enter into sale and leaseback transactions are contained in the covenants as described following the captions “—Covenants—Limitation on Liens” and “—Covenants—Limitation on Sale and Leaseback Transactions.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Repurchase Event, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The Company may not have sufficient funds to repurchase all the notes upon a Change of Control Repurchase Event. Even if it has sufficient funds, the Company may be prohibited from repurchasing the notes under the terms of its future debt instruments. See “Risk Factors—Risks Related to the Notes—There is no assurance that we will be able to purchase the notes upon a Change of Control Repurchase Event.”

If holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, as described above, purchase all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Change of Control” shall occur if: (1) any “Person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company; (2) the Company consolidates with or merges with or into any Person, or any Person consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock of the surviving Person representing a majority of the voting power of all Voting Stock of such surviving Person immediately after giving effect to such issuance; (3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “Person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than to the Company or one of the Company’s Subsidiaries; or (4) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “—Covenants—Merger, Consolidation or Sale of Assets.”

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Moody’s or S&P, or both, as the ease may be.

“Rating Date” means the date that is 60 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) if the notes are rated by one or both Rating Agencies on the Rating Date as Investment Grade, the rating of the notes shall be reduced so that the notes are rated below Investment Grade by both Rating Agencies or (b) if the notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the notes shall remain rated below Investment Grade by both Rating Agencies.

“S&P” means Standard & Poor’s Rating Services, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

Except as described in “—Limitation on Liens” and “—Limitation on Sale and Leaseback Transactions,” neither the Company nor any of its Subsidiaries will be restricted by the indenture from:

•	incurring any Indebtedness or other obligation;

•	paying dividends or making distributions on the Company’s capital stock or the capital stock of any of its Subsidiaries; or

•	purchasing or redeeming the Company’s capital stock or the capital stock of any of its Subsidiaries.

In addition, the Company will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the notes upon a change of control or other events involving us or any of our Subsidiaries which may adversely affect the creditworthiness of the notes, except to the limited extent described under the caption “—Repurchase Upon Change of Control Repurchase Event.” Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the notes, except to the limited extent described under the caption “—Repurchase Upon Change of Control Repurchase Event.”

The indenture contains the following principal covenants:

Limitation on Liens

The Company will not, and will not permit any of its Domestic Subsidiaries to, create, incur, assume or permit to exist any Lien on (a) any Principal Property or (b) the Capital Stock of any Subsidiary, in each case to secure Indebtedness of the Company, any Subsidiary of the Company or any other Person, unless prior to or at the same time, the notes (together with, at the option of the Company, any other Indebtedness of the Company or any Subsidiary ranking equally in right of payment with the notes) are equally and ratably secured with or, at the option of the Company, prior to, such Indebtedness.

Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of such Lien that gave rise to the obligation to secure the notes under this covenant.

The foregoing restriction does not apply, with respect to any Person, to any of the following:

(1)	any Lien existing as of the Issue Date;

(2)	any Lien arising by reason of:

(a)

any judgment, decree or order of any court, so long as such Lien is adequately bonded or with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(b)	taxes, governmental assessments or similar governmental charges or levies not yet delinquent or which are being contested in good faith;

(c)

security for payment of workers’ compensation, unemployment insurance and other governmental insurance or benefits and/or other insurance arrangements (including, without limitation, pledges or deposits securing liability under self-insurance general liability insurance programs);

(d)	good faith deposits in connection with bids, tenders, statutory obligations, leases, contracts (other than contracts for the payment of money);

(e)

zoning and other restrictions, charges or encumbrances (whether or not recorded), easements (including, without limitation, reciprocal easement agreements and utility agreements), licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, consents, conditions, waivers, variations, encroachments, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Subsidiary or the value of such property for the purpose of such business;

(f)	deposits to secure public, statutory or similar obligations, or in lieu of surety or appeal bonds or Liens incurred or deposits made as a result of progress payments under government contracts;

(g)	Liens incurred or deposits made in connection with letters of credit issued in the ordinary course of business; or

(h)

operation of law in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees, suppliers or other similar Persons, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(3)

any Lien to secure the performance bids, trade contracts, leases (including, without limitation, statutory and common law landlord’s liens), statutory obligations, surety and appeal bonds, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Company or any Subsidiary;

(4)

Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person at the time the Lien is Incurred (other than improvements, installments, repairs, developments, renewals, replacements, additions, accessions, assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 270 days after the later of the acquisition, completion of construction, lease, installation, development, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(5)

Liens on property or shares of capital stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person (other than assets and property affixed or appurtenant thereto);

(6)

Liens on property or assets of any Person or any of its Subsidiaries that is acquired by the Company or any of its Subsidiaries, including any acquisition by means of a merger or consolidation with or into the Company or a Subsidiary of the Company; provided, however, that the Liens may not extend to any other property owned by the Company or any of its other Subsidiaries (other than assets and property affixed or appurtenant thereto);

(7)	Liens in favor of the Company or any of its Subsidiaries, including Liens securing Indebtedness of a Subsidiary owing to the Company or any other Subsidiary;

(8)	any Lien securing any Vehicle Inventory Indebtedness and/or Vehicle Receivables Indebtedness;

(9)	Liens securing Indebtedness under Mortgage Facilities in an aggregate principal amount not to exceed $500.0 million at any one time outstanding;

(10)	Liens securing Indebtedness under Debt Facilities in an aggregate principal amount not to exceed $2,300.0 million at any one time outstanding;

(11)

Liens securing Indebtedness under Interest Rate Agreements, Currency Agreements or Commodity Price Protection Agreements or otherwise incurred to hedge interest rate risk or currency or commodity pricing risk;

(12)

Liens to secure any refinancing (or successive refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (1), (4), (5), (6) or (11); provided, however, that: (a) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described in clauses (1), (4), (5), (6) or (11) at the time the original Lien became a Lien permitted under the indenture and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(13)

Liens on assets subject to a Sale and Leaseback Transaction securing Attributable Debt permitted to be incurred as described following the caption “—Covenants—Limitation on Sale and Leaseback Transactions.”

Notwithstanding the foregoing restrictions, the Company and its Subsidiaries will be permitted to incur Indebtedness secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, if any; provided that, after giving effect to such Indebtedness, the aggregate amount of all Indebtedness secured by Liens (not including Liens permitted under clauses (1) through (13) above), together with all Attributable Debt outstanding pursuant to the second paragraph of the “—Limitation on Sale and Leaseback Transactions” covenant, does not exceed 15% of the Consolidated Net Tangible Assets of the Company calculated as of the date of the creation or incurrence of the Lien. The Company and its Subsidiaries also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Domestic Subsidiaries to, directly or indirectly, enter into any arrangement with any other Person pursuant to which the Company or any of its Domestic Subsidiaries leases any Principal Property that has been or is to be sold or transferred by the Company or any Domestic Subsidiary to such other Person with the intention of taking back a lease (a “Sale and Leaseback Transaction”), whether now owned or hereafter acquired, unless:

(1)

such transaction with respect to a Principal Property if a binding commitment with respect thereto is entered into within one year after the later of (i) the Issue Date or (ii) the date such Principal Property was acquired;

(2)	the Sale and Leaseback Transaction is solely with the Company or any of its Domestic Subsidiaries;

(3)	the lease is for a period not in excess of 36 months, including renewals;

(4)

the Company would (at the time of entering into such arrangement) be entitled to incur Indebtedness secured by a Lien with respect to such Sale and Leaseback Transaction, without equally and ratably securing the notes then outstanding under the indenture, pursuant to the last paragraph of the “—Limitation on Liens” covenant described above; or

(5)

leases where the proceeds from the sale of the subject property are at least equal to the fair market value (as determined in good faith by the Company) of the subject Principal Property and the Company applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase of other property or assets used or useful in its business or to the retirement of long-term Indebtedness within 365 days of the effective date of any such Sale and Leaseback Transaction; provided that, in lieu of applying such amount to the retirement of long-term Indebtedness, the Company may deliver notes to the trustee for cancellation.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its Subsidiaries may enter into any Sale and Leaseback Transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all Attributable Debt with respect to such transactions, together with all Indebtedness outstanding pursuant to the last paragraph of the “—Limitation on Liens” covenant described above, does not exceed 15% of the Consolidated Net Tangible Assets of the Company calculated as of the closing date of the Sale and Leaseback Transaction.

No Guarantees

The notes are not currently required to be, nor are they currently, guaranteed by any of our Subsidiaries, until and unless such Subsidiary Guarantees other Indebtedness of the Company or any Subsidiary of the Company, and the Indebtedness Guaranteed by such Subsidiary exceeds $75,000,000; provided, however, that at any time after the retirement, discharge or defeasance of, or satisfaction and discharge of each of the supplemental indentures governing our 3.350% Senior Notes due 2021, 3.500% Senior Notes due 2024, 4.500% Senior Notes due 2025 and 3.800% Senior Notes due 2027, the notes will not be required to be guaranteed by any of our Subsidiaries until and unless such Subsidiary becomes a guarantor under the Credit Agreement, and such Subsidiary shall guarantee the notes for so long as such Subsidiary is a guarantor under the Credit Agreement.

Merger, Consolidation or Sale of Assets

The Company will not, in a single transaction or through a series of related transactions, consolidate or merge with or into any other Person, or, directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to another Person, or permit any Person to merge with or into it, unless:

(1)

the Company is the continuing Person or the successor Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease or conveyance or other disposition has been made is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(2)

the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the indenture, including payment of the principal of and interest on the notes, and the performance and observance of all of the covenants and conditions of the indenture to be performed by the Company, by a supplemental indenture, executed and delivered to the trustee;

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)

at the time of such transaction the Company or the surviving Person will have delivered, or caused to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, sale, assignment, transfer, lease or conveyance or other transaction and the supplemental indenture in respect thereof comply with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the continuing corporation, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company and the Company will be discharged from all obligations and covenants under the indenture and the notes.

The foregoing covenant contains the phrase “substantially all.” Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Events of Default

The indenture will provide that each of the following constitutes an Event of Default:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in payment when due of the principal of the notes at maturity, upon acceleration, redemption or otherwise;

(3)

failure by the Company to comply with the provisions described under the captions “—Repurchase Upon Change of Control Repurchase Event” or “—Merger, Consolidation or Sale of Assets” as they relate to the notes;

(4)

failure by the Company to comply with any of its other agreements in the indenture as it relates to the notes for 30 days after written notice is received by the Company from the trustee or by the Company and the trustee from the holders of at least 25% of the aggregate principal amount of notes then outstanding specifying the default (and demanding that such default be remedied);

(5)

default under any Indebtedness of the Company or any of its Subsidiaries having an aggregate amount of at least $100.0 million constituting a default either (a) of payment of principal when due and payable (whether at scheduled maturity, upon acceleration, redemption or otherwise) or (b) which results in acceleration of the Indebtedness, and in each case after we have received written notice of the default from the trustee or from the holders of at least 25% of the aggregate principal amount of notes then outstanding and thereafter do not cure the default within 30 days;

(6)

failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $100.0 million above available insurance coverage or indemnity coverage, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7)	certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, including the trustee’s right to indemnity as set forth in the indenture, holders of at least a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power with respect to the notes. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default with respect to the notes (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The holders of at least a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of or interest on the notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture, and the Company is required, within 5 business days of becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying such Default or Event of Default.

Defeasance or Covenant Defeasance of Indenture

The Company may, at its option and at any time, elect to have the obligations of the Company and any other obligor upon the notes discharged with respect to the outstanding notes (“defeasance”). Such defeasance means that the Company under the indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes being defeased, except for:

(1)	the rights of holders of such outstanding notes to receive payments in respect of the principal of and interest on the notes when such payments are due,

(2)

the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)	the rights, powers, trusts, duties and immunities of the trustee, and

(4)	the defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the indenture (“covenant defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default. In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes that have been defeased.

In order to exercise either defeasance or covenant defeasance, with respect to the notes that are the subject of such defeasance or covenant defeasance:

(a)

the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on such outstanding notes on the Stated Maturity;

(b)

in the case of defeasance, the Company shall have delivered to the trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the beneficial owners of such outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(c)

in the case of covenant defeasance, the Company shall have delivered to the trustee an opinion of independent counsel in the United States to the effect that the beneficial owners of such outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(d)

no Default or Event of Default shall have occurred and be continuing with respect to the notes either (a) on the date of such deposit (other than a Default or Event of Default solely resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as clause (7) under the first paragraph under “—Events of Default” is concerned, at any time during the period ending on the 91st day after the date of deposit;

(e)

such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the indenture or any other material agreement or instrument (other than, to the extent set forth in clause (d) as it relates to the notes above, the indenture) to which the Company is a party or by which it is bound;

(f)

such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exemption from registration thereunder;

(g)

the Company will have delivered to the trustee an opinion of independent counsel in the United States to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(h)

the Company shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(i)

the Company will have delivered to the trustee an officers’ certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes as expressly provided for in the indenture) as to all outstanding notes under the indenture when:

(a)	either:

(1)

all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid or notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the indenture) have been delivered to the trustee for cancellation; or

(2)

all the notes not theretofore delivered to the trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company;

(b)

the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date;

(c)

no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other material agreement to which the Company is a party or by which the Company is bound;

(d)	the Company has paid or caused to be paid all other sums payable under the indenture by the Company;

(e)	the Company has delivered irrevocable instructions to the trustee to apply such funds to the payment of the notes at maturity or redemption, as the case may be; and

(f)

the Company has delivered to the trustee an officers’ certificate and an opinion of independent counsel each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of such indenture have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes), and any existing Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for the notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)

reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase Upon Change of Control Repurchase Event”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)

waive a Default or Event of Default in the payment of principal of and interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase Upon Change of Control Repurchase Event”);

(8)	make any change in the foregoing amendment and waiver provisions; or

(9)	modify, without the written consent of the trustee, the rights, duties or immunities of the trustee.

Notwithstanding the foregoing, without the consent of any holder of notes, the Company and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency in the indenture or the notes;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Company’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4)

to make any change that, in the good faith opinion of the Board of Directors of the Company, would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to secure the notes or to add guarantors;

(6)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7)

to conform the text of the indenture or the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of the indenture or the notes;

(8)	to add to the covenants of the Company for the benefit of the holders of notes or to surrender any right or power conferred upon the Company;

(9)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(10)	to comply with the provisions of the DTC or the trustee with respect to the provisions in the indenture and the notes relating to transfer and exchanges of notes or beneficial interests in notes; and

(11)	evidence and provide for the acceptance of appointment by a successor trustee.

Trustee

Wells Fargo Bank, N.A. will be the trustee, security registrar, paying agent and conversion agent for the notes. Wells Fargo Bank, N.A., in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Exchange and Transfer

You may exchange or transfer the notes in accordance with the indenture. You will not be required to pay a service charge to exchange or transfer the notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The exchange or transfer will only be made if the transfer agent is satisfied with your proof of ownership. See “—Book-entry Issuance.” The Company and the holders shall cooperate with the trustee and shall provide the trustee with reasonable access to, and copies of, documents or information necessary for the trustee to comply with any cost basis reporting obligations imposed on it by a governmental authority in connection with certain transfers or exchanges of notes.

Paying and Paying Agents

Wells Fargo Bank, N.A. will act as our paying agent for the notes. We may choose to pay interest by mailing checks or making wire transfers. Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to note holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. We may also arrange for additional payment offices, and may cancel or change these offices, including any use of the trustee’s corporate trust office. We must notify you of changes in identities of the paying agents for the notes.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Definitions

The indenture contains the following defined terms:

“Affiliate” means, as to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the first referred to Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, at the time of determination, the total obligation (discounted to the present value at the imputed rate of interest as determined in good faith by us) of the lessee for rental payments (other than amounts required to be paid on account of taxes, assessments, maintenance, repairs, insurance, water rates or similar charges required to by paid by such lessee thereunder or and other items which do not constitute payments for property rights or any amount required to be paid by lessee thereunder contingent upon the amount of maintenance, repairs, insurance, taxes, assessments, water charger or similar charges) during the remaining portion of the initial term of the lease included in such Sale and Leaseback Transaction. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall be the lesser of (x) the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the amount determined assuming no such termination.

“Automobile Retailing Activities” means vehicle retailing, wholesaling, leasing, financing, servicing and related activities.

“Capital Stock” of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the date of the indenture, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person that right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

“Commodity Price Protection Agreement” means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value which is dependent upon, fluctuations in commodity prices.

“Consolidated Net Tangible Assets” means of any Person as of any date means the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available as of that date, minus (i) all current liabilities of such Person and its Subsidiaries reflected on such balance sheet (excluding any current liabilities for borrowed money having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower) and (ii) all goodwill, tradenames, trademarks, patents, unamortized debt discount (to the extent included in total assets) and expense and other like intangible assets of such Person and its Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP.

“Credit Agreement” means the third amended and restated credit agreement, among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto from time to time, dated as of March 26, 2020, as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement or arrangements designed to protect such Person against fluctuations in currency values.

“Debt Facilities” means one or more debt facilities or commercial paper facilities, in each case with banks or other financial institutions or institutional lenders, or other Persons which provide, originate or arrange debt or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing or letters of credit, including the Credit Agreement, and/or one or more indentures relating to debt securities, in each case in existence from time to time as such facilities, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Domestic Subsidiary” means a Subsidiary of the Company that is organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof.

“Eligible Special Purpose Entity” means any Person which is or is not a Subsidiary of the Company which has been formed by or for the benefit of the Company or any Subsidiary of the Company for the purpose of (i) financing or refinancing, leasing, selling or securitizing Vehicles or related receivables and which finances, refinances or securitizes Vehicles or related receivables of, leases Vehicles to or purchases Vehicles or related receivables from the Company or any Subsidiary of the Company; or (ii) financing or refinancing consumer receivables, leases, loans or retail installment contracts.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

“Finance Leases” means all leases which have been or should be classified as finance leases in accordance with GAAP (pursuant to FASB ASC Topic 842 “Leases”).

“Generally Accepted Accounting Principles” or “GAAP” means U.S. generally accepted accounting principles and interpretations thereof, consistently applied, which are in effect as of the date of the supplemental indenture.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Hedging Obligation” means the obligations of any Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a note is registered on the security register books.

“Incur” means issue, assume, guarantee or otherwise become liable for Indebtedness.

“Indebtedness” means, with respect to any Person, obligations of such Person for borrowed money (including without limitation, Indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments), excluding any trade payables and other current liabilities arising in the ordinary course of business.

“Interest Rate Agreement” means, in respect of a Person, any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

“Issue Date” means the original issue date of the notes offered by this prospectus under the indenture.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Finance Lease or other title retention agreement.

“Maturity” means, when used with respect to the notes, the date on which the principal of the notes becomes due and payable as therein provided or as provided in the indenture, whether at Stated Maturity or the redemption date and whether by declaration of acceleration, Change of Control Offer in respect of a Change of Control Repurchase Event, call for redemption or otherwise.

“Mortgage Facilities” means one or more debt facilities in each case with banks, manufacturers and/or other entities providing for borrowings secured primarily by real property in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time; provided, that the value of the security securing such debt facilities shall not, at the time such debt facilities are entered into, exceed 100% of the aggregate principal amount of the Indebtedness in respect of such debt facilities.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

“Principal Property” means any building, structure or other facility located within the United States (other than its territories and possessions) and owned by the Company or any Domestic Subsidiary, the book value of which is not less than 0.5% of the Company’s Consolidated Net Tangible Assets. For purposes of this definition, book value will be measured at the time the relevant Lien is being created or, in the case of any Lien incurred pursuant to the fourth paragraph under “—Covenants—Limitation on Liens,” at the time the relevant secured Indebtedness is deemed to be incurred. The term “Principal Property” does not include any building, structure or other facility that our board of directors declares by resolution not to be of material importance to the total business conducted by us and our Domestic Subsidiaries taken as a whole.

“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” within the meaning of Rule 405 under the Securities Act.

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or another governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly or indirectly through one or more intermediaries, or both, by the parent.

“Vehicle Inventory Indebtedness” means Indebtedness (including pursuant to a commercial paper program) incurred by the Company, any Subsidiary of the Company or any Eligible Special Purpose Entity to purchase, lease, finance or refinance or guarantee the purchasing, leasing, financing or refinancing of Vehicles in the ordinary course of business of the Company and its Subsidiaries or related receivables, which Indebtedness (x) is secured by the Vehicles or related receivables so financed, to the extent, at any date of determination thereof, the amount of such Indebtedness does not exceed the depreciated book value of such Vehicles or the book value of such related receivables as determined in accordance with GAAP applied on a consistent basis or (y) is unsecured and provides for a borrowing base which may not exceed 85% of the value of such Vehicles.

“Vehicle Receivables Indebtedness” means Indebtedness (including pursuant to a commercial paper program) incurred by any Eligible Special Purpose Entity to finance, refinance or guarantee the financing or refinancing of consumer receivables, leases, loans or retail installment contracts incurred in the sale, transfer or lease of Vehicles; provided (x) no assets other than the Vehicles, consumer receivables, leases, loans, retail installment contracts or related proceeds (including, without limitation, proceeds from insurance, Vehicles and other obligations under such receivables, leases, loans or retail installment contracts) to be financed or refinanced secure such Indebtedness; and (y) neither the Company nor any of its other Subsidiaries shall incur any liability with respect to such Indebtedness other than liability arising by reason of (1) a breach of a representation or warranty or customary indemnities, in each case contained in any instrument relating to such Indebtedness or (2) customary interests retained by the Company and/or its Subsidiaries in such Indebtedness.

“Vehicles” means all now existing or hereafter acquired new and used automobiles, sport utility vehicles, trucks and vans of all types and descriptions, whether held for sale, lease, rental or operational purposes, which relate to the Company’s or any Subsidiary’s Automobile Retailing Activities.

“U.S. Government Obligations” means (i) direct non-callable obligations of, or guaranteed by, the United States or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, in either case, for the payment of which guarantee or obligation the full faith and credit of the United States is pledged.

Book-entry Issuance

The notes will be represented by one or more global notes that will be deposited with and registered in the name of DTC or its nominee. We will not issue certificated notes to you, except in the limited circumstances described below. Each global note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred. DTC, its nominees and their successors may, however, transfer a global note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

Beneficial interests in a global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This book-entry system eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participants and the principal amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of each global note for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global note to you or any other beneficial owners in that global note.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or the Company.

Notes represented by one or more global notes will be exchangeable for certificated notes with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as a depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days;

•	an Event of Default occurs and is continuing; or

•	we decide to discontinue the book-entry system.

If a global note is exchanged for certificated notes, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated notes.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes by non-U.S. holders (as defined below) that acquire the notes for cash at their original issue price pursuant to this offering. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the U.S. Department of the Treasury (“Treasury”), rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax considerations that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws (such as broker dealers, insurance companies, U.S. expatriates, tax-exempt organizations, persons subject to alternative minimum tax, or persons that are, or hold their notes through, partnerships or other pass-through entities), or to persons that hold the notes as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Moreover, this discussion does not address any tax considerations other than U.S. federal income tax considerations. This summary deals only with persons that hold the notes as capital assets within the meaning of the Code (generally, property held for investment) and does not apply to banks and other financial institutions. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

This discussion is not intended to be tax advice. Holders are urged to consult their tax advisors as to the particular U.S. federal income tax considerations to them of the ownership and disposition of the notes, as well as the effects of other U.S. federal tax laws or state, local and non-U.S. tax laws.

For purposes of this discussion, a “non-U.S. holder” means any beneficial owner of a note (as determined for U.S. federal income tax purposes), other than a partnership or other pass-through entity, that is not a “U.S. holder.” A “U.S. holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that, for U.S. federal income tax purposes is, or is treated as, a citizen or individual resident of the United States, a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia, an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or a trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in place to be treated as a U.S. person.

If a partnership, including for this purpose any entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes, holds the notes, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partners and partnerships considering an investment in the notes are urged to consult their tax advisors as to the particular U.S. federal income tax considerations applicable to them.

It is anticipated, and this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount.

Stated Interest. Subject to the discussion under “—Certain Withholding Rules” below, a payment of interest on a note to a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax, provided that: (1) such interest is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder; and (2) such non-U.S. holder satisfies the following requirements:

•	such non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such non-U.S. holder is not a “controlled foreign corporation” that is (directly or indirectly) related to us through stock ownership; and

•	such non-U.S. holder certifies to its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form).

Alternatively, a non-U.S. holder that cannot satisfy the above requirements will generally be exempt from U.S. federal withholding tax with respect to interest paid on the notes if the holder establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States) (generally, by providing an IRS Form W-8ECI). However, to the extent that such interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will be subject to U.S. federal income tax on such interest on a net basis at the regular graduated rates and, if the holder is a foreign corporation, it may be subject to a U.S. branch profits tax on such interest at a rate equal to 30% (or lower applicable treaty rate).

If a non-U.S. holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will generally be subject to U.S. withholding tax on payments of stated interest, currently imposed at a rate of 30%. Under certain income tax treaties, the U.S. withholding rate on payments of interest may be reduced or eliminated, provided the non-U.S. holder complies with the applicable certification requirements (generally, by providing a properly completed IRS Form W-8BEN or W-8BEN-E, as applicable).

Disposition. A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange, redemption or other disposition of a note, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment or fixed base within the United States); or

•	in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which the gain is realized and certain other conditions are met.

If the first exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on such gain on a net basis at the regular graduated rates and, if the holder is a foreign corporation, it may be subject to a U.S. branch profits tax on such gain at a rate equal to 30% (or lower applicable treaty rate). If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax at a 30% rate (unless reduced or eliminated by an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, redemption or other disposition of the notes) exceed capital losses allocable to U.S. sources.

To the extent that the amount realized on a sale, exchange, redemption or other disposition of a note is attributable to accrued but unpaid interest on the note, such portion of the amount realized will generally be treated in the same manner as described in “—Stated Interest” above.

Certain Withholding Rules. Under the Foreign Account Tax Compliance Act (“FATCA”), withholding at a rate of 30% will generally be required on payments of interest in respect of the notes held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into an agreement with the Treasury to report, on an annual basis, information with respect to accounts maintained by the institution to the extent such accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) complies with the terms of an intergovernmental agreement between the United States and an applicable foreign country. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, payments of interest in respect of notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. We will not pay any additional amounts to investors in respect of any amounts withheld. Non-U.S. investors are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in the notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the notes by (i) “employee benefit plans” (within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other U.S. or non-U.S. federal, state, local, or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include the assets of any of the foregoing described in clauses (i) and (ii), pursuant to ERISA or otherwise (each of the foregoing described in clauses (i), (ii) and (iii), a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan. It is not intended that we, the underwriters or any of our or their respective affiliates (collectively, the “Seller Parties”) will act in a fiduciary capacity with respect to any Plan’s investment in the notes.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. Such transactions are referred to as “prohibited transactions” and include, without limitation, (1) the direct or indirect extension of credit from a Covered Plan to a party in interest or disqualified person, (2) the direct or indirect sale or exchange of any property between a Covered Plan and a party in interest or a disqualified person, and (3) the direct or indirect transfer to, or use by or for the benefit of, a party in interest or a disqualified person, of any Covered Plan assets. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under Title I of ERISA and Section 4975 of the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under Title I of ERISA and Section 4975 of the Code.

The acquisition and/or holding of notes (including any interest in a note) by a Covered Plan with respect to which the Company or any of the underwriters is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes by a Covered Plan. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting transactions involving insurance company pooled separate accounts, PTCE 91-38 respecting transactions involving bank collective investment funds, PTCE 95-60 respecting transactions involving life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, the statutory exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provides relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between a Covered Plan and a person who is a party in interest or disqualified person solely as a result of providing services to such Covered Plan (or as a result of being related to a person who provides services to such Covered Plan). This relief applies only if neither the party in interest or disqualified person nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Covered Plan involved in the transaction and the Covered Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the notes (including any interest in a note) in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions or any other exemption will be satisfied, or that any exemption will cover all possible transactions involving notes.

While Plans that are “governmental plans” (as defined in Section 3(32) of ERISA), certain “church plans” (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), may not be subject to the fiduciary responsibility or prohibited transaction provisions of ERISA and the Code, they may nevertheless be subject to Similar Laws. Fiduciaries of such Plans, in consultation with their counsel, should consider the impact of their respective laws on investments in the notes and the considerations discussed herein, to the extent applicable.

Because of the foregoing, the notes (and any interest in a note) may not be purchased or held by any person investing the assets of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Investor Representation

By its acceptance of a note (including any interest in a note), each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the note (or any interest therein) constitutes the assets of any Plan or (ii) the purchase and holding of the note (including any interest therein) by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is necessarily general in nature and does not address all issues that may arise under ERISA, the Code or other applicable Similar Laws, and should not be construed as legal advice or a legal opinion. Further, no assurance can be given that future legislation, administrative rulings, court decisions or regulatory action will not modify the conclusions set forth in this discussion. Any such changes may be retroactive and thereby apply to transactions entered into prior to the date of their enactment or release. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering investing in the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be necessary for, and if so whether an exemption is applicable to, the investment in the notes. Purchasers of the notes (including any interest in a note) have exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA, is appropriate for the Plan, and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

UNDERWRITING (CONFLICTS OF INTEREST)

BofA Securities, Inc., J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC are acting as representatives (the “representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
BofA Securities, Inc.	$92,500,000
J.P. Morgan Securities LLC	92,500,000
SunTrust Robinson Humphrey, Inc.	92,500,000
Wells Fargo Securities, LLC	92,500,000
Mizuho Securities USA LLC	46,250,000
U.S. Bancorp Investments, Inc.	46,250,000
Citizens Capital Markets, Inc.	15,000,000
PNC Capital Markets LLC	15,000,000
TD Securities (USA) LLC	7,500,000

Total	$500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters may offer and sell notes through certain of their affiliates.

Settlement

We expect that delivery of the notes will be made to investors on or about the delivery date specified on the cover page of this prospectus supplement, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Such purchasers should consult their own advisors in this regard.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $1.6 million, and are payable by us.

New Issue of Notes

The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, from and including the date of the underwriting agreement through and including the date of the closing of the offering of the notes, without the prior written consent of the representatives, directly or indirectly issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option or right to sell or otherwise transfer or dispose of any debt securities of or guaranteed by us, that are similar to the notes (other than the notes issued under the underwriting agreement) or any securities convertible into or exercisable or exchangeable for any debt securities of or guaranteed by us, that are similar to the notes.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Affiliates of BofA Securities, Inc., J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, and certain of the other underwriters, act as agents and lenders under the revolving credit facilities of our credit agreement and/or may hold a portion of our outstanding commercial paper. In addition, certain affiliates of our underwriters act as agents or lenders for certain of our vehicle floorplan facilities. An affiliate of Wells Fargo Securities, LLC acts as trustee under the indenture that governs our existing notes and will govern the notes offered hereby. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Conflicts of Interest

We intend to use the net proceeds from the sale of the notes in this offering for general corporate purposes, which may include, in the short term, reducing borrowings under our commercial paper program and/or the revolving credit facility under our credit agreement and, in the longer term, repaying our 2021 notes. See “Use of Proceeds.” Affiliates of certain of the underwriters in this offering act as agents and lenders under the revolving credit facility under our credit agreement and/or may hold a portion of our outstanding commercial paper. To the extent we use all or a portion of the net proceeds to repay borrowings under our commercial paper program or our revolving credit facility, affiliates of certain of these underwriters may receive at least 5% of the net proceeds of this offering. Accordingly, this offering will be conducted in compliance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Because the notes offered hereby have an investment grade rating, the appointment of a qualified independent underwriter will not be necessary. The underwriters subject to FINRA Rule 5121 will not confirm sales of the notes to any account over which they exercise discretionary authority without the prior written approval of the customer.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

Each underwriter has separately represented and agreed that it has not offered, sold or otherwise made available, and will not offer, sell or otherwise make available, any notes to any retail investor in the European Economic Area or the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Notice to Prospective Investors in the United Kingdom

Each underwriter has separately represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and the accompanying prospectus. The notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase or any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement and the accompanying prospectus nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

(a)

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e)	such action does not require any document to be lodged with ASIC or the ASX.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

Each representative (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); (b) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each representative has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i)

to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA (Chapter 289 of Singapore), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

The validity of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California, and, with respect to certain other legal matters, C. Coleman Edmunds, Executive Vice President, General Counsel and Corporate Secretary of the Company. Mr. Edmunds owns shares of our common stock, and holds stock options and restricted stock unit awards and may receive additional awards in the future. Simpson Thacher & Bartlett LLP, New York, New York, will pass upon certain legal matters for the underwriters in connection with the issuance of the notes.

EXPERTS

The consolidated financial statements of AutoNation, Inc. and its subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842) and a change in the method of accounting for revenue in 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606).

PROSPECTUS

AutoNation, Inc.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

WARRANTS

SUBSCRIPTION RIGHTS

DEPOSITARY SHARES

STOCK PURCHASE CONTRACTS

UNITS

We may from time to time offer to sell, together or separately, common stock, preferred stock, debt securities, guarantees of debt securities, warrants, subscription rights to purchase common stock or preferred stock, depositary shares or stock purchase contracts, as well as units that include any of these securities. The debt securities may consist of debentures, notes or other types of debt and may be guaranteed by certain of our subsidiaries. The preferred stock, debt securities, warrants and stock purchase contracts may be convertible into, or exercisable or exchangeable for, common or preferred stock or other securities.

We will provide specific terms of these securities in one or more supplements to this prospectus at the time of offering. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any relevant prospectus supplement or free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you make your investment decision with respect to any offering.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “AN.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement or free writing prospectus for an offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” on page 7 of this prospectus.

Investing in our securities involves risks, including those described under “Risk Factors” beginning on page 4 of this prospectus. You should carefully read and consider these risk factors and the risk factors included in our periodic reports, in any prospectus supplement or free writing prospectus relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 22, 2019

i

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, included or incorporated by reference herein, are, or may deemed to be, forward-looking statements. Words such as “anticipate,” “expect,” “intend,” “goal,” “plan,” “believe,” “continue,” “may,” “will,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements regarding our strategy, future operations, financial position, estimated financial results, planned transactions, projected costs, as well as other statements that describe our objectives, goals or plans, are forward-looking statements.

We intend for our forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we set forth this statement in order to comply with such safe harbor provisions. Our forward-looking statements reflect our current expectations concerning future results and events, and they involve known and unknown risks, uncertainties and other factors that are difficult to predict and may cause our actual results, performance or achievements to be materially different from any future results, performance and achievements expressed or implied by these statements. The risks, uncertainties, and other factors that our stockholders and prospective investors should consider include, but are not limited to, the following:

•

The automotive retail industry is sensitive to changing economic conditions and various other factors, including fuel prices, interest rates and tariffs. Our business and results of operations are substantially dependent on vehicle sales levels in the United States and in our particular geographic markets, as well as the gross profit margins that we can achieve on our sales of vehicles, all of which are very difficult to predict.

•	Our new vehicle sales are impacted by the incentive, marketing, and other programs of vehicle manufacturers.

•	We are dependent upon the success and continued financial viability of the vehicle manufacturers and distributors with which we hold franchises.

•

We are investing significantly in our brand extension strategy, and if our strategic initiatives are not successful, we will have incurred significant expenses without the benefit of improved financial results.

•

If we are not able to maintain and enhance our retail brands and reputation or to attract consumers to our own digital channels, or if events occur that damage our retail brands, reputation, or sales channels, our business and financial results may be harmed.

•

New laws, regulations, or governmental policies regarding fuel economy and greenhouse gas emission standards, or changes to existing standards, may affect vehicle manufacturers’ ability to produce cost-effective vehicles or vehicles that consumers demand, which could adversely impact our business, results of operations, financial condition, cash flow, and prospects.

•	Natural disasters and adverse weather events can disrupt our business.

•

We are subject to restrictions imposed by, and significant influence from, vehicle manufacturers that may adversely impact our business, financial condition, results of operations, cash flows, and prospects, including our ability to acquire additional stores.

•

We are subject to numerous legal and administrative proceedings, which, if the outcomes are adverse to us, could materially adversely affect our business, results of operations, financial condition, cash flows, and prospects.

•

Our operations are subject to extensive governmental laws and regulations. If we are found to be in purported violation of or subject to liabilities under any of these laws or regulations, or if new laws or regulations are enacted that adversely affect our operations, our business, operating results, and prospects could suffer.

•	A failure of our information systems or any security breach or unauthorized disclosure of confidential information could have a material adverse effect on our business.

•

Our debt agreements contain certain financial ratios and other restrictions on our ability to conduct our business, and our substantial indebtedness could adversely affect our financial condition and operations and prevent us from fulfilling our debt service obligations.

•

We are subject to interest rate risk in connection with our vehicle floorplan payables, revolving credit facility, and commercial paper program that could have a material adverse effect on our profitability.

•

Goodwill and other intangible assets comprise a significant portion of our total assets. We must test our goodwill and other intangible assets for impairment at least annually, which could result in a material, non-cash write-down of goodwill or franchise rights and could have a material adverse impact on our results of operations and shareholders’ equity.

•

Our largest stockholders, as a result of their ownership stakes in us, may have the ability to exert substantial influence over actions to be taken or approved by our stockholders. In addition, future share repurchases and fluctuations in the levels of ownership of our largest stockholders could impact the volume of trading, liquidity, and market price of our common stock.

Please refer to our most recent Annual Report on Form 10-K and to our subsequent filings with the Securities and Exchange Commission (the “SEC”) for additional discussion of the foregoing risks. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, we may sell, from time to time, an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer, which is not meant to be a complete description of each security. Each time that we sell securities, a prospectus supplement or a free writing prospectus containing specific information about the terms of that offering will be provided, including the specific amounts, prices and terms of the securities offered and the manner in which they will be offered. The prospectus supplement and any other offering material (including any free writing prospectus) may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. We urge you to read both this prospectus and any prospectus supplement and any other offering material (including any free writing prospectus) prepared by or on behalf of us for a specific offering of securities, together with the additional information described under the heading “Where You Can Find Additional Information” on page 7 of this prospectus. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell or soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus, any prospectus supplement or any free writing prospectus is accurate on any date other than the date on the front cover of such documents or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any prospectus supplement or free writing prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus or any applicable prospectus supplement or free writing prospectus nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or free writing prospectus or in our affairs since the date of this prospectus or any applicable prospectus supplement or free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

For convenience, the terms “AutoNation,” “the Company,” “we,” “us,” and “our” are used in this prospectus to refer to AutoNation, Inc. and its subsidiaries, unless otherwise required by the context. Our dealership operations are conducted by our subsidiaries.

THE COMPANY

This summary highlights certain information about AutoNation, Inc. Because it is a summary, it does not contain all the information you should consider before investing in our securities. You should read carefully this entire prospectus, any prospectus supplement or free writing prospectus and the documents that we incorporate herein and therein by reference, including the sections entitled “Risk Factors” and our financial statements and related notes. You may obtain a copy of the documents that we incorporate by reference without charge by following the instructions in the section below entitled “Where You Can Find Additional Information.”

AutoNation, Inc., through its subsidiaries, is the largest automotive retailer in the United States. As of December 31, 2018, we owned and operated 326 new vehicle franchises from 239 stores located in the United States, predominantly in major metropolitan markets in the Sunbelt region. Our stores, which we believe include some of the most recognizable and well-known in our key markets, sell 33 different new vehicle brands. The core brands of new vehicles that we sell, representing approximately 92% of the new vehicles that we sold in 2018, are manufactured by Toyota (including Lexus), Honda, Ford, General Motors, FCA US, Mercedes-Benz, Nissan, BMW, and Volkswagen (including Audi and Porsche). We also own and operate 85 AutoNation-branded collision centers, and together with our vehicle dealerships, our AutoNation USA stores and our automotive auctions, we owned and operated over 325 locations coast to coast.

We offer a diversified range of automotive products and services, including new vehicles, used vehicles, “parts and service,” which includes automotive repair and maintenance services as well as wholesale parts and collision businesses, and automotive “finance and insurance” products, which include vehicle service and other protection products, as well as the arranging of financing for vehicle purchases through third-party finance sources.

We were incorporated in Delaware in 1991. Our principal executive offices are located at 200 SW 1st Ave, Fort Lauderdale, FL 33301, and our telephone number at that address is (954) 769-6000. We maintain a website at www.autonation.com. Information contained in or accessed through our website and social media channels does not constitute a part of this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials (including any free writing prospectus), you should carefully consider the risk factors described in the section entitled “Risk Factors” in any prospectus supplement or free writing prospectus, our most recent Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequent to such Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus and any prospectus supplement in its entirety, and as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section entitled “Where You Can Find Additional Information” on page 7 of this prospectus. These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment. Furthermore, additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also affect our operations.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement or a free writing prospectus, the net proceeds from the sale of the securities will be used for general corporate purposes, which may include working capital, acquisitions, construction of new facilities, repayment or refinancing of debt, share repurchases and other business opportunities.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based on our Third Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), our Amended and Restated By-Laws (our “By-Laws”) and applicable provisions of law. We have summarized certain portions of our Certificate of Incorporation and By-Laws below. The summary is not complete and is subject to, and is qualified in its entirety by, the applicable provisions of the Delaware General Corporation Law (“DGCL”), our Certificate of Incorporation and our By-Laws, which are incorporated by reference herein. You should read our Certificate of Incorporation and By-Laws for the provisions that are important to you.

Copies of our Certificate of Incorporation and By-Laws are available upon request. Please see “Where You Can Find Additional Information” below. As used in this “Description of Capital Stock,” the terms “our,” “ours” and “us” refer only to AutoNation, Inc., a Delaware corporation, and not, unless otherwise indicated, to any of its subsidiaries.

Capital Stock

Under our Certificate of Incorporation, our authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of February 20, 2019, there were 90,058,836 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Our common stock is listed on the New York Stock Exchange under the ticker symbol “AN.” Each holder of shares of our common stock is entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of stockholders. Subject to any preferential dividend rights granted to the holders of any shares of our preferred stock that may at the time be outstanding, holders of our common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors (“Board”) out of funds legally available therefor. Upon any liquidation or dissolution of AutoNation, holders of our common stock are entitled to share pro rata in all remaining assets available for distribution to stockholders after payment or providing for our liabilities and the liquidation preference of any outstanding preferred stock. Holders of our common stock have no preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Preferred Stock

Our Certificate of Incorporation authorizes our Board to create preferred stock in one or more classes or series and to fix for each such class or series the voting powers, designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof. Our Board is authorized to, among other things, provide that any such class or series of preferred stock may be (i) entitled to voting powers, full or limited; (ii) subject to redemption at such time or times and at such price or prices as our Board may establish; (iii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series as our Board may establish; (iv) entitled to such rights upon the dissolution of us, or upon any distribution of our assets, as our Board may establish; or (v) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of ours at such price or prices or at such rates of exchange and with such adjustments as our Board may establish. Issuance of preferred stock could discourage bids for the common stock at a premium as well as create a depressive effect on the market price of the common stock. As of the date hereof, no shares of preferred stock are outstanding.

Certain Anti-Takeover Provisions of Our Certificate of Incorporation and By-Laws and the DGCL

Certain provisions in our Certificate of Incorporation and By-Laws and the DGCL may have the effect of delaying, deferring or discouraging another party from acquiring us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board.

Advance Notice of Stockholder Proposals or Nominations

Our By-Laws provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Corporate Secretary timely written notice, in proper form, of the stockholder’s intention to bring that proposal or nomination before the meeting. In addition to certain other applicable requirements, for a stockholder proposal or nomination to be properly brought before an annual meeting by a stockholder, such stockholder generally must have given notice thereof in proper written form to our Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Our By-Laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Special Meetings of Stockholders

Our By-Laws deny stockholders the right to call a special meeting of stockholders. Our By-Laws provide that only the Board may call special meetings of the stockholders. Stockholders are permitted under our By-Laws to act by written consent in lieu of a meeting.

Delaware General Corporation Law

We are a Delaware corporation and consequently are also subject to certain anti-takeover provisions of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. This statute could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our Board and as a result could discourage attempts to acquire us, which could depress the market price of our common stock.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement or free writing prospectus a description of any debt securities, guarantees of debt securities, warrants, subscription rights to purchase common stock or preferred stock, depositary shares, stock purchase contracts or units that may be offered under this prospectus.

PLAN OF DISTRIBUTION

The securities being offered hereby may be sold by us from time to time in one or more transactions, including without limitation:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers, including our affiliates;

•	through a combination of any such methods of sale; or

•	through any other methods described in the applicable prospectus supplement or free writing prospectus.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in the applicable prospectus supplement or free writing prospectus, as the case may be.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including AutoNation.

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed) after the date of this prospectus and prior to the termination of the offering.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 22, 2019;

•	Our Current Reports on Form 8-K filed with the SEC on January 9, 2019, January 24, 2019 and February 22, 2019 (with respect to Item 5.02 and Exhibit 10.1 of Item 9.01 only); and

•	The description of our common stock contained in our Form 8-A filed with the SEC on June 17, 1997.

You may also request a copy of any documents incorporated by reference in this prospectus (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing or telephoning us at the following address or telephone number:

AutoNation, Inc.

200 SW 1st Ave

Fort Lauderdale, FL 33301

Attention: Legal Department

Telephone: (954) 769-6000

LEGAL MATTERS

C. Coleman G. Edmunds, Executive Vice President, General Counsel and Corporate Secretary of the Company and Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois will pass upon the validity of any securities issued under this prospectus. Mr. Edmunds owns shares of our common stock, and holds stock options and restricted stock awards and may receive additional awards in the future. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements of AutoNation, Inc. and its subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$500,000,000

AutoNation, Inc.

4.750% Senior Notes due 2030

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Securities

J.P. Morgan

SunTrust Robinson Humphrey

Wells Fargo Securities

Mizuho Securities

US Bancorp

Senior Co-Managers

Citizens Capital Markets

PNC Capital Markets LLC

Co-Manager

TD Securities

May 19, 2020